Exhibit 99.2

Rainbow National Services LLC and Subsidiaries

Management’s Discussion and Analysis of Financial
Condition and Results of Operations

Years Ended December 31, 2006, 2005 and 2004

Management’s Discussion and Analysis of Financial Condition and Results of Operations

This Management’s Discussion and Analysis of Financial Condition and Results of Operations for the year ended December 31, 2006 is separately furnished by Rainbow National Services LLC and its subsidiaries (“RNS” and collectively with its subsidiaries, the “Company” or “we”, “us” or “our”).

This Management’s Discussion and Analysis of Financial Condition and Results of Operations contains statements that constitute forward looking information within the meaning of the Private Securities Litigation Reform Act of 1995, including availability under our credit facility, sources of funds and funding requirements, among others.  Investors are cautioned that such forward-looking statements are not guarantees of future performance or results and involve risks and uncertainties and that actual results or developments may differ materially from the forward-looking statements as a result of various factors.  Factors that may cause such differences to occur include, but are not limited to:

•                  the level of our revenues;

•                  the cost of programming and industry conditions;

•                  the regulatory environment in which we operate;

•                  developments in the government investigations relating to improper expense recognition and the timing of recognition of launch support, marketing and other payments under affiliation agreements;

•                  developments in the government investigations and litigation related to past practices of Cablevision Systems Corporation (“Cablevision”) and CSC Holdings, Inc. (“CSC Holdings”) in connection with grants of stock options and stock appreciation rights;

•                  the outcome of litigation and other proceedings, including the matters described in the notes to the accompanying consolidated financial statements;

•                  general economic conditions in the areas in which we operate;

•                  demand for advertising inventory;

•                  our ability to obtain or produce content for our programming businesses;

•                  the level of our capital expenditures;

•                  the level of our expenses;

•                  future acquisitions and dispositions of assets;

•                  the demand for our programming among cable television system and direct broadcast satellite (“DBS”) operators and telephone companies and our ability to maintain and renew affiliation agreements with cable television and DBS operators and telephone companies;

•                  market demand for new programming services;

•                  other risks and uncertainties inherent in our programming businesses;

•                  financial community and rating agency perceptions of our business, operations, financial condition and the industry in which we operate, and the additional factors described herein.

We disclaim any obligation to update or revise the forward looking statements contained herein, except as otherwise required by applicable federal securities laws.

Overview

We provide television programming principally to cable television system and DBS operators primarily throughout the United States.  We own three nationally distributed 24-hour entertainment programming networks:  AMC, WE tv (formerly WE: Women’s Entertainment), and IFC.

Our future performance is dependent, to a large extent, on general economic conditions including capital market conditions, the impact of direct competition, our ability to manage our businesses effectively, and our relative strength and leverage in the marketplace, both with suppliers and customers.

We earn revenues in two principal ways.  First, we receive affiliate fee payments principally from cable television system operators and DBS operators.  These revenues are generally on a per subscriber basis and earned under multi-year contracts with those operators referred to as affiliation agreements. The specific affiliate fees we earn vary from operator to operator and also vary among our networks but are generally based upon the number of each operator’s subscribers who receive our programming, referred to as “viewing subscribers.”  The second principal source of revenues is from advertising.  Under our agreements with cable television system and DBS operators, we have the right to sell a specific amount of national advertising time on our programming networks.  Our advertising revenues are more variable than affiliate fees because most of our advertising is sold on a short-term basis, not under long-term contracts.  Also, our advertising revenues vary based upon the popularity of our programming as measured by rating services.

We seek to grow our revenues by increasing the number of distributors that carry our services and the number of viewing subscribers.  We refer to this as our “penetration.”  AMC, which is widely distributed, has less ability to increase its penetration than WE tv and IFC, which are not as widely distributed as AMC, a primarily analog service.  WE tv and IFC, although carried by many of the larger distributors, have higher growth opportunities due to their current penetration levels with cable television system operators.  IFC is currently carried primarily on digital tiers, while WE tv is carried on either analog expanded basic or digital tiers.  Therefore, WE tv and IFC penetration rates may increase if operators are successful in converting their analog subscribers to highly penetrated digital tiers of service. Our revenues may also increase over time through contractual rate increases stipulated in certain of our affiliation agreements.  In negotiating for increased or extended carriage, we may be subject to requests by distributors to make upfront payments in exchange for additional subscribers or extended carriage, which we record as deferred carriage fees and which are amortized as a reduction to revenue over the period of the related subscriber guarantee, or to waive or accept lower per subscriber fees if certain additional subscribers are provided. We also may help fund the distributors’ efforts to market our channels or we may permit distributors to offer limited promotional periods without payment of subscriber fees. As we continue our efforts to add subscribers, our subscriber revenue may be negatively affected by subscriber acquisition fees (deferred carriage), discounted subscriber fees and other payments; however, we believe that these transactions generate a positive return on investment over the contract period.  We seek to increase our advertising revenues by increasing the number of minutes of national advertising and by increasing rates for such advertising, but ultimately, the level of our advertising revenues is directly related to the overall distribution of our programming, penetration of our services and the popularity (including within desirable demographic groups) of our services as measured by rating services.

Our principal goals are to increase our affiliation fee revenues and our advertising revenues by increasing distribution and penetration of our services.  To do this, we must continue to contract for and produce high-quality, attractive programming.  Our greatest challenge arises from the increasing concentration of subscribers in the hands of a few cable television system and DBS operators because of the disparate bargaining power between us and the largest cable television system and DBS operators.  This increased concentration could adversely affect our ability to increase the penetration of our services or even result in decreased penetration.  In addition, this concentration gives those operators greater leverage in negotiating the price and other terms of affiliation agreements.  The Company had three customers that in the aggregate accounted for approximately 32% and 35% of the Company’s consolidated net trade receivable balances at December 31, 2006 and 2005, respectively, which exposes the Company to a concentration of credit risk.  These customers, in the aggregate, accounted for approximately 39%, 40% and 41% of the Company’s net revenues in 2006, 2005 and 2004, respectively.  Each of these customers accounted for approximately 13% of the Company’s net revenues in 2006, 14%, 13% and 13% of the Company’s net revenues in 2005, and 15%, 14% and 12% of the Company’s net revenues in 2004.  Moreover, as a result of this concentration, the potential impact of a loss of any one of our major affiliates would have a significant adverse impact on our business.

The Company classifies its business interests into two reportable segments:  AMC Networks (which comprises AMC and WE tv) and IFC.

Critical Accounting Policies

In preparing its financial statements, the Company is required to make certain estimates, judgments and assumptions that it believes are reasonable based upon the information available.  These estimates and assumptions affect the reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the periods presented.  The significant accounting policies which we believe are the most critical to aid in fully understanding and evaluating our reported financial results include the following:

Impairment of Long-Lived and Indefinite-Lived Assets:

The Company’s long-lived and indefinite-lived assets at December 31, 2006 include excess costs over fair value of net assets acquired (“goodwill”) of approximately $52.6 million, approximately $331.9 million of other long-lived intangible assets, approximately $19.9 million of property and equipment, net and approximately $352.1 million of long-term feature film inventory.  Such assets accounted for approximately 63% of the Company’s consolidated total assets.

In accordance with Statement of Financial Accounting Standards No. 142, Goodwill and Other Intangible Assets, the Company is required to determine goodwill impairment using a two-step process. The first step of the goodwill impairment test is used to identify potential impairment by comparing the fair value of a reporting unit with its carrying amount, including goodwill. If the carrying amount of a reporting unit exceeds its fair value, the second step of the goodwill impairment test is performed to measure the amount of impairment loss, if any. The second step of the goodwill impairment test compares the implied fair value of the reporting unit’s goodwill with the carrying amount of that goodwill. If the carrying amount of the reporting unit’s goodwill exceeds the implied fair value of that goodwill, an impairment loss is recognized in an amount equal to that excess. The implied fair value of goodwill is determined in the same manner as the amount of goodwill that would be recognized in a business combination.

For other long-lived assets, including intangibles that are amortized, the Company evaluates assets for recoverability when there is an indicator of potential impairment. If the undiscounted cash flows from a group of assets being evaluated is less than the carrying value of that group of assets, the fair value of the asset group is determined and the carrying value of the asset group is written down to fair value.

In assessing the recoverability of the Company’s goodwill and other long-lived assets, the Company must make assumptions regarding estimated future cash flows and other factors to determine the fair value of the respective assets. These estimates and assumptions could have a significant impact on whether an impairment charge is recognized and also the magnitude of any such charge. Estimates of fair value are primarily determined using discounted cash flows and comparable market transactions. These valuations are based on estimates and assumptions including projected future cash flows, discount rate, determination of appropriate market comparables and the determination of whether a premium or discount should be applied to comparables. These valuations also include assumptions for projected average rates per basic and viewing subscribers used to determine affiliate fee revenue, access to programming and film rights and the cost of such programming and film rights, amount of programming time that is advertiser supported, number of advertising spots available and the sell-out rates for those spots, average fee per advertising spot, and operating margins, among other assumptions. If these estimates or material related assumptions change in the future, we may be required to record impairment charges related to our long-lived assets.

In order to evaluate the sensitivity of the fair value calculations of the Company’s reporting units on the impairment calculation for indefinite-lived intangibles, the Company applied a hypothetical 10% decrease to the fair values of each reporting unit. This hypothetical decrease would have no impact on the impairment analysis for any of the Company’s reporting units.

Useful Lives of Finite-Lived Intangible Assets

The Company has recognized intangible assets for affiliation agreements and advertiser relationships as a result of the July 2003 repurchase of Metro-Goldwyn-Mayer, Inc.’s (“MGM”) 20% interest in each of American Movie Classics Company LLC (“AMC LLC”), WE: Women’s Entertainment LLC (“WE LLC”) and The Independent Film Channel LLC (“IFC LLC”) and the repurchase of NBC’s interests in Rainbow Media Holdings LLC in various transactions in 2001 and 2002. The Company has determined that such intangible assets have finite lives and has estimated those lives to be 10 years for affiliation agreements and 7 to 10 years for advertiser relationships. At December 31, 2006, the carrying values, net of accumulated amortization, were $277.5 million for affiliation agreements and $54.2 million for advertiser relationships.

The amount we originally allocated in purchase accounting to the affiliation agreements finite-lived intangibles in our consolidated financial statements is the estimated aggregate fair value of those affiliation agreements and the related customer relationships. The useful lives for the affiliation agreements were determined based upon an analysis of the weighted average lives of existing agreements the Company had in place with its major customers at the time that purchase accounting was applied, plus an estimate for renewals of such agreements. The Company has been successful in renewing its major affiliation agreements and maintaining customer relationships in the past and believes it will be able to renew its major affiliation agreements and maintain those customer relationships in the future. However, it is possible that the Company will not successfully renew such agreements as they expire or that if it does, the net revenue earned may not equal or exceed the net revenue currently being earned, which could have a significant adverse impact on our business. In light of these facts and circumstances, the Company has determined that an estimated useful life of 10 years for affiliation agreements is appropriate depending on the nature of the underlying intangible asset.

There have been periods when an existing affiliation agreement has expired and the parties have not finalized negotiations of either a renewal of that agreement or a new agreement for certain periods of time. In substantially all these instances, the affiliates continued to carry and pay for the service under oral or written interim agreements until execution of definitive replacement agreements or renewals.

If an affiliate were to cease carrying a service on an other than temporary basis, the Company would record an impairment charge for the then remaining carrying value of that affiliation agreement intangible asset. If the Company were to renew an affiliation agreement at rates that produced materially less net revenue compared to the net revenue produced under the previous agreement, the Company would evaluate the impact on its cash flows and, if necessary, would further evaluate such indication of potential impairment by following the policy described above under “Impairment of Long-Lived and Indefinite-Lived Assets” for the asset group containing that intangible. The Company also would evaluate whether the remaining useful life of the affiliation agreement remained appropriate. Based on December 31, 2006 carrying values, if the estimated life of all affiliation agreements were shortened by 10%, the effect on amortization in the year ending December 31, 2007 would be to increase our annual amortization expense by approximately $4.8 million.

Feature Film Inventory and Related Obligations

Rights to feature film inventory acquired under license agreements along with the related obligations are recorded at the contract value when a license agreement is executed or the license period has begun, unless there is uncertainty with respect to either cost, acceptability or availability, then when the uncertainty is resolved. Costs are amortized to technical and operating expense on a straight-line basis over the respective license periods.  We periodically review the programming usefulness of our feature film inventory based on a series of factors, including ratings, type and quality of program material, standards and practices, and fitness for exhibition based on the programming of the individual programming service. If we determine that substantially all of the films in a film license agreement have no future programming usefulness and will no longer be exploited, we would record a write-off for the portion of the unamortized cost of the film license agreement that was attributed to those films. For the year ended December 31, 2004, the Company recorded an impairment loss of approximately $0.3 million included in technical and operating expense, representing the impairment of certain film inventory. No impairment losses were recorded for the years ended December 31, 2006 and 2005.

Deferred Carriage Fees

Deferred carriage fees represent amounts principally paid or payable to cable system and DBS operators to guarantee carriage of certain programming services and are amortized as a reduction of revenue over the period of the related guarantee (2 to 13 years).

Certain Transactions

The following transactions occurred during the periods covered by this Management’s Discussion and Analysis of Financial Condition and Results of Operations.

In March 2005, $155.6 million of amounts due from Rainbow Media Holdings LLC was converted to equity and recorded as a deemed capital distribution.

In August 2004, AMC LLC issued 3.5 million shares of redeemable preferred membership interests with an aggregate liquidation preference of $350.0 million to Rainbow Media Holdings LLC, which was recorded as a deemed capital distribution.  In March 2005, the redeemable preferred membership interests were recontributed to a wholly-owned subsidiary of the Company and converted back to common membership interests in AMC LLC.  The impact of the elimination was to reduce debt by $350.0 million and decrease member’s deficiency by the same amount in 2005.

Cautionary Note Concerning Historical Financial Statements

Investors should be aware that we are highly leveraged.  As a result, we incur significant interest charges.  In addition, our financial information does not necessarily reflect what our results of operations and financial position would have been if we had operated as an entity separate from Cablevision, our indirect parent, during the periods presented herein.

Results of Operations

The following table sets forth on a historical basis certain items related to operations as a percentage of net revenues for the periods indicated.

RESULTS OF OPERATIONS DATA
	Years Ended December 31,
	2006		2005		Increase
	Amount	% of Net Revenues	Amount	% of Net Revenues	(Decrease) in Income
		(dollars in thousands)

Revenues, net	$601,698	100%	$557,568	100%	$44,130

Operating expenses: Technical and operating (excluding depreciation and amortization shown below)	175,168	29	165,543	30	(9,625)
Selling, general and administrative	167,783	28	145,821	26	(21,962)
Depreciation and amortization	61,496	10	61,016	11	(480)
Operating income	197,251	33	185,188	33	12,063
Other income (expense):
Interest expense, net	(121,355)	(20)	(117,291)	(21)	(4,064)
Write-off of deferred financing costs	(6,084)	(1)	—	—	(6,084)
Miscellaneous, net	(48)	—	246	—	(294)
Income before income taxes	69,764	12	68,143	12	1,621
Income tax expense	(26,634)	(5)	(23,383)	(4)	(3,251)
Income before cumulative effect of a change in accounting principle	43,130	7	44,760	8	(1,630)
Cumulative effect of a change in accounting principle, net of taxes	(121)	—	—		(121)
Net income	$43,009	7%	$44,760	8%	$(1,751)

	Years Ended December 31,
	2005		2004		Increase
	Amount	% of Net Revenues	Amount	% of Net Revenues	(Decrease) in Income
		(dollars in thousands)

Revenues, net	$557,568	100%	$523,280	100%	$34,288

Operating expenses:
Technical and operating (excluding depreciation and amortization shown below)	165,543	30	143,906	27	(21,637)
Selling, general and administrative	145,821	26	150,741	29	4,920
Depreciation and amortization	61,016	11	71,703	14	10,687
Operating income	185,188	33	156,930	30	28,258
Other income (expense):
Interest expense, net	(117,291)	(21)	(41,303)	(8)	(75,988)
Miscellaneous, net	246	—	(24)	—	270
Income before income taxes	68,143	12	115,603	22	(47,460)
Income tax expense	(23,383)	(4)	(48,662)	(9)	25,279
Net income	$44,760	8%	$66,941	13%	$(22,181)

Comparison of Year Ended December 31, 2006 Versus Year Ended December 31, 2005

Revenues, net for the year ended December 31, 2006 increased $44.1 million (8%) as compared to revenues for the prior year.  The net increase is attributable to the following:

	(dollars in millions)
	AMC Networks	IFC	Total
Increase in:
Advertising revenue	$31.8	$3.0	$34.8
Affiliate revenue	4.2	4.8	9.0
Other revenue	—	0.3	0.3
	$36.0	$8.1	$44.1

The increase in advertising revenue for the year ended December 31, 2006 compared to the prior year at AMC Networks resulted principally from higher unit rates and units sold.  The increase at IFC is due to increased event sponsorship sales related to programming aired on the network.  The increase in affiliate revenue for the year ended December 31, 2006 compared to the prior year is due to an increase in viewing subscribers and per subscriber rate increases.  Viewing subscribers as of December 31, 2006 compared to December 31, 2005, increased 7.5% and 4.5% at IFC and AMC Networks, respectively.  Approximately half of the AMC Networks increase relates to the addition of Canadian viewing subscribers for the broadcast of AMC, which launched in September 2006 under its first Canadian affiliate agreement.

	As of December 31,			Percent
	2006	2005	Increase	Increase
	(in thousands)
Viewing Subscribers:
AMC	81,100	77,200	3,900	5.1%
WE tv	52,700	50,900	1,800	3.5%
IFC	40,100	37,300	2,800	7.5%

The Company believes the WE tv and IFC programming services may benefit from increased distribution, especially on the digital tiers of cable television system operators as digital capacity continues to become available; and increased advertising revenues as cable networks, including ad-supported niche programming networks (such as WE tv), attract a greater advertising market share.  These increases could potentially be offset by lower net effective rates per viewing subscriber for our programming services due to the consolidation of cable television system operators and limited opportunities for increases in distribution for our substantially fully penetrated AMC programming service.  Changes in the viewership ratings of our AMC and WE tv programming services may also significantly affect future advertising revenues.

Our advertising revenue as a percentage of total revenue increased for the year ended December 31, 2006 compared to the same period in the prior year and we expect this trend to continue in 2007.

Technical and operating expenses primarily include amortization of costs to license programming, including feature films, and programming and production costs.  Depreciation and amortization expense of fixed assets and definite lived intangibles is not included in technical and operating expenses but is presented as a separate operating expense.

Technical and operating expenses for 2006 increased $9.6 million (6%) compared to 2005.  The increase in technical and operating expense is attributed to the following:

	(dollars in millions)
	AMC Networks	IFC	Total
Increase in:
Amortization of programming content and series development/original programming costs	$6.4	$2.6	$9.0
Programming related costs	0.6	—	0.6
	$7.0	$2.6	$9.6

We expect our programming costs to continue to increase in 2007.

As a percentage of revenues, technical and operating expenses decreased to 29% for the year ended December 31, 2006 compared to 30% for the year ended December 31, 2005.

There may be significant changes in the level of our expenses from quarter to quarter and/or year to year due to content acquisitions and/or program development activities.  As additional competition for product increases from new programming services and alternate distribution technologies continue to develop in the industry, costs for film and other programming content may increase.

Selling, general and administrative expenses include primarily sales, marketing and advertising expenses, administrative costs and costs of facilities. Selling, general and administrative expenses increased $22.0 million (15%) for 2006 as compared to 2005.  The increase is attributable to the following:

	(dollars in millions)
	AMC Networks	IFC	Total
Increase in:
Sales and marketing costs	$3.9	$0.7	$4.6
Other general and administrative costs	2.9	0.8	3.7
Management fees	1.2	—	1.2
Long-term incentive plan expense	2.4	0.6	3.0
Share-based compensation expense (includes the effects of Cablevision’s adoption of Statement No. 123R effective January 1, 2006, excluding the cumulative effect of a change in accounting principle)	6.9	2.6	9.5
	$17.3	$4.7	$22.0

The increase in sales and marketing costs at AMC Networks and IFC primarily resulted from increased advertising sales related expenses due to increased advertising sales revenue for the year ended December 31, 2006 compared to the same period in the prior year.  The increase in other general and administrative costs at AMC Networks and IFC is due to increased parent company allocations for the year ended December 31, 2006 compared to the same period in the prior year.  Management fees increased $1.2 million due to increased revenues of AMC Networks in 2006 compared to 2005.  Pursuant to an agreement with CSC Holdings, a wholly owned subsidiary of Cablevision, AMC Networks pays an annual management fee of 3.5% of its revenues to CSC Holdings on a monthly basis.

Effective January 1, 2006, Cablevision adopted Statement of Financial Accounting Standards (“SFAS”) No. 123R, Share-Based Payment (“Statement No. 123R”).  Statement No. 123R eliminates the ability to account for share-based compensation transactions, as Cablevision formerly did, using the intrinsic value method as prescribed by Accounting Principles Board (“APB”) Opinion No. 25, Accounting for Stock Issued to Employees, and generally requires that share-based payments be accounted for using a fair-value-based method.  As a result of the adoption of Statement No. 123R, the Company’s proportionate share of Cablevision’s share-based compensation expense for 2006 increased as compared to 2005.

As a percentage of revenues, selling, general and administrative expenses increased to 28% in 2006 compared to 26% in 2005.

Depreciation and amortization increased $0.5 million (less than 1%) for 2006 as compared to 2005. Amortization of intangible assets remained consistent for 2006 as compared to 2005.  An increase in depreciation expense of approximately $0.5 million during 2006 compared to the prior year primarily relates to the addition of a capitalized lease asset at AMC Networks during the year.

Net interest expense increased $4.1 million during 2006 compared to 2005.  The increase was attributable to $4.0 million of higher interest expense on bank debt.  Although bank debt outstanding decreased after the refinancing of our credit facility in July 2006, interest expense increased in 2006 due to higher variable interest rates.  Interest income decreased by $0.1 million in 2006 compared to 2005 due to lower average cash balances.

Write-off of deferred financing costs of $6.1 million in the year ended December 31, 2006 represents costs written off in connection with the refinancing of our credit agreement in July 2006.

Income tax expense of $26.6 million for the year ended December 31, 2006 resulted primarily from pretax income, the impact of non-deductible expenses, and state income taxes.

Income tax expense of $23.4 million for the year ended December 31, 2005, resulted primarily from pretax income, the impact of non-deductible expenses and state taxes, partially offset by a $6.0 million deferred tax benefit resulting from a change in New York State tax law enacted in the second quarter of 2005.

Comparison of Year Ended December 31, 2005 Versus Year Ended December 31, 2004

Revenues, net for the year ended December 31, 2005 increased $34.3 million (7%) as compared to revenues for the prior year.  The net increase is attributable to the following:

	(dollars in millions)
	AMC Networks	IFC	Total
Increase (decrease) in:
Advertising revenue	$31.5	$2.0	$33.5
Affiliate revenue	(2.3)	2.9	0.6
Other	0.2	—	0.2
	$29.4	$4.9	$34.3

The increase in advertising revenue at AMC Networks resulted principally from higher unit rates and units sold.  The increase at IFC is due to increased event sponsorship sales related to programming aired on the network.  The change in affiliate revenue for the year ended December 31, 2005 compared to the prior year is driven by an increase in viewing subscribers and rate changes.  Viewing subscribers as of December 31, 2005 compared to December 31, 2004, increased 7.8% and 1.6% at IFC and AMC Networks, respectively.  The decrease in affiliate revenue for AMC Networks resulted from lower effective rates in 2005 as compared to 2004.

	As of December 31,			Percent
	2005	2004	Increase	Increase
	(in thousands)
Viewing Subscribers:
AMC	77,200	76,100	1,100	1.4%
WE tv	50,900	49,900	1,000	2.0%
IFC	37,300	34,600	2,700	7.8%

Technical and operating expenses for 2005 increased $21.6 million (15%) compared to 2004.  The increase in technical and operating expense is attributed to the following:

	(dollars in millions)
	AMC Networks	IFC	Total
Increase (decrease) in:
Amortization of programming content and series development/original programming costs	$16.8	$3.6	$20.4
Programming related costs	3.5	(2.0)	1.5
Write-off of feature film inventory	(0.3)	—	(0.3)
	$20.0	$1.6	$21.6

As a percentage of revenues, technical and operating expenses increased to 30% for the year ended December 31, 2005 compared to 27% for the year ended December 31, 2004.

Selling, general and administrative expenses decreased $4.9 million (3%) for 2005 as compared to 2004.  The net decrease is attributable to the following:

	(dollars in millions)
	AMC Networks	IFC	Total
Increase (decrease) in:
Costs associated with the accounting investigation	$(5.1)	$(0.5)	$(5.6)
Sales and marketing costs	(3.3)	(2.7)	(6.0)
Other general and administrative costs	2.6	0.4	3.0
Management fees	1.1	—	1.1
Long-term incentive plan expense	3.6	0.2	3.8
Share-based compensation expense	(0.4)	(0.8)	(1.2)
	$(1.5)	$(3.4)	$(4.9)

The decrease in sales and marketing costs at AMC Networks and IFC primarily resulted from decreased promotion of new programming.  The increase in other general and administrative costs primarily resulted from an increase in legal expenses (excluding investigation related legal expenses) of $1.6 million at AMC Networks compared to the same period in the prior year.  Management fees increased $1.1 million due to increased revenues at AMC Networks in 2005 compared to 2004.  Pursuant to an agreement with CSC Holdings, AMC Networks pays an annual management fee of 3.5% of its revenues to CSC Holdings on a monthly basis.

As a percentage of revenues, selling, general and administrative expenses decreased 3% in 2005 compared to 2004.

Depreciation and amortization decreased $10.7 million (15%) for 2005 as compared to 2004. A decrease of approximately $8.5 million during 2005 compared to the prior year, relates to the completed amortization in July 2004 of an intangible asset that AMC Networks originally recorded in 1994. Further, a decrease in depreciation expense of approximately $2.2 million during 2005 compared to the prior year relates to fixed assets, of which $1.5 million relates to an AMC Networks capitalized lease asset which became fully amortized in 2004.

Net interest expense increased $76.0 million during 2005 compared to 2004.  The increase was attributable to $79.5 million of higher interest expense for the full year in 2005 on the notes that were issued and the bank debt that was borrowed in August 2004, partially offset by $3.5 million in increased interest income due to higher cash balances in 2005 compared to 2004.

Income tax expense of $23.4 million for the year ended December 31, 2005 resulted primarily from pretax income, the impact of non-deductible expenses and state taxes, partially offset by a $6.0 million deferred tax benefit resulting from a change in New York State tax law enacted in the second quarter of 2005.

Income tax expense of $48.7 million for the year ended December 31, 2004, resulted primarily from pretax income, the impact of non-deductible expenses, state taxes and an adjustment to the deferred tax rate.

LIQUIDITY AND CAPITAL RESOURCES

Overview

The operations of the businesses that are included in our consolidated financial statements collectively have historically generated positive cash flow from operating activities.  However, each of our programming businesses has substantial programming, acquisition and development expenditure requirements.

We generated positive net cash from operating activities in each of the three years ended December 31, 2006.  We currently expect our funding requirements for the next twelve months to be met by our cash on hand, cash from operations and available borrowings under our new credit facility entered into in July 2006 (see discussion below).  In addition, our cash on hand, plus cash flow from operations, plus proceeds from borrowings available to us, provides the capital required for net funding and investment requirements of other Rainbow programming services that we do not own, including the VOOM HD Networks, Rainbow’s regional news networks (“News 12 Networks”) and fuse, subject to the applicable covenants and limitations contained in our financing agreements.  During the year ended December 31, 2006, we distributed $168.8 million to Rainbow Programming Holdings LLC, our direct parent, to, among other things, fund other Rainbow programming services, including the VOOM HD Networks, News 12 Networks and fuse.

The following table summarizes our outstanding debt, the present value of capital leases, interest expense and capital expenditures as of and for the year ended December 31, 2006:

(dollars in thousands)

Bank debt	$510,000
Capital leases	11,507
Senior notes	298,476
Senior subordinated notes	497,011
Total debt	$1,316,994

Interest expense	$125,195
Capital expenditures	$5,219

Total amounts payable by the Company in connection with its outstanding obligations during the five years subsequent to December 31, 2006 and thereafter, including capital leases and related interest, as of December 31, 2006 are as follows:

Years Ending December 31,

2007	$1,676
2008	26,536
2009	26,536
2010	26,536
2011	51,536
Thereafter	1,196,648
Total	$1,329,468

Debt Financing Agreements

On July 5, 2006, we entered into an $800 million senior secured credit facility (the “Credit Agreement”), which consists of a $500 million term A loan facility and a $300 million revolving credit facility.  The term A loan facility matures June 30, 2013 and the revolving credit facility matures June 30, 2012.  The Credit Agreement allows us to utilize up to $50 million of the revolving credit facility for letters of credit and up to $5 million for a swing loan.  Further, the Credit Agreement provides for an incremental facility of up to a maximum of $925 million, provided that it be for a minimum amount of $100 million.  If an incremental facility is established, we and the lenders will enter into a supplement to the Credit Agreement with terms and conditions that are no more restrictive than those in the Credit Agreement.  There are no commitments from the lenders to fund the incremental facility.

On July 5, 2006, we borrowed the entire $500 million term A loan facility and $10 million under the revolving credit facility. We used the $510 million borrowed under the Credit Agreement and approximately $88 million of additional available cash to repay all of our outstanding borrowings, accrued interest and fees due under our August 2004 $950 million senior secured credit facility of which $592.5 million was outstanding under a term loan at July 5, 2006 (scheduled to mature March 31, 2012) and to pay certain fees and expenses incurred in connection with the Credit Agreement. We may use future borrowings under the Credit Agreement to make investments, distributions and other payments permitted under the Credit Agreement and for general corporate purposes. The borrowings under the Credit Agreement may be repaid without penalty at any time.   Outstanding borrowings under the term loan and revolving credit facility at February 23, 2007 were $500 million and $10 million, respectively.  We had $290 million in undrawn revolver commitments at February 23, 2007.

Borrowings under the Credit Agreement are our direct obligations which are guaranteed jointly and severally by substantially all of our subsidiaries and by Rainbow Programming Holdings LLC.  Such borrowings are secured by the pledge of our stock and the stock of substantially all of our subsidiaries and all of our other assets and the assets of substantially all of our subsidiaries (subject to certain limited exceptions). Borrowings under the Credit Agreement bear interest based on either the Base Rate (the greater of the Federal Funds Rate plus 0.5% and the prime rate (as defined in the Credit Agreement)) or the Eurodollar Rate (as defined in the Credit Agreement). The interest rate under the Credit Agreement varies, depending on our cash flow ratio (as defined in the Credit Agreement), from 1.0% to 1.5% over the Eurodollar Rate for Eurodollar-based borrowings and from zero to 0.5% over the Base Rate for Base Rate borrowings. At December 31, 2006, the interest rate on the term A loan facility and the revolving credit facility was 6.62% and 6.60%, respectively.  The $500 million term A loan is to be repaid in quarterly installments of 1.25% of the original outstanding balance ($6.25 million) from March 31, 2008 until December 31, 2010, 2.5% of the original outstanding balance ($12.5 million) from March 31, 2011 until December 31, 2012, and 32.5% of the original outstanding balance ($162.5 million) on March 31, 2013 and June 30, 2013, the term A loan maturity date.  Any amounts outstanding under the revolving credit facility are due at maturity on June 30, 2012.

The financial covenants consist of (i) a minimum ratio of operating cash flow to total interest expense for each quarter (all as defined in the Credit Agreement) of 1.75 to 1, (ii) a maximum cash flow ratio of total indebtedness to annualized operating cash flow (all as defined in the

Credit Agreement) of 6.75 to 1.00 through June 30, 2008, decreasing thereafter to 6.25 to 1, and (iii) a maximum senior secured leverage ratio of senior secured debt to annualized operating cash flow (all as defined in the Credit Agreement) of 5.50 to 1.  Additional covenants include restrictions on indebtedness, guarantees, liens, investments, dividends and distributions and transactions with affiliates.

We are obligated to pay fees of 0.375% per annum on any undrawn revolver commitment.

In connection with the Credit Agreement entered into in July 2006, we incurred deferred financing costs of approximately $5.5 million which are amortized to interest expense over the term of the Credit Agreement.  We recorded $6.1 million as a write-off of deferred financing costs associated with the repayment of the August 2004 credit facility in July 2006.

Our notes outstanding consist of $300 million principal amount of 8-3/4% senior notes due September 1, 2012, and $500 million principal amount of 10-3/8% senior subordinated notes due September 1, 2014.  These notes are guaranteed by substantially all of our subsidiaries.

We were in compliance with all of our financial covenants under our credit agreement as of December 31, 2006.

Future access to the debt markets and the cost of any future debt issuances are also influenced by our credit ratings, which are provided by Moody’s Investors Service (“Moody’s”) and Standard & Poor’s.  Key factors in the assessment of our credit ratings include our free cash flow generating capacity, fiscal strategy, enterprise value and industry risk.  Our corporate credit rating is B1 with a stable outlook by Moody’s and BB with a negative outlook by Standard & Poor’s.  Any future downgrade to our credit ratings by either rating agency could increase the interest rate on future debt issuances and could adversely impact our ability to raise additional funds.

Debt Covenant Compliance

In December 2005, the Company determined that there were certain technical covenant violations under its prior credit facility entered into in August 2004.  The Company received a waiver from the lenders under the August 2004 credit facility and entered into an amendment of such credit facility.  On January 31, 2006, Cablevision announced that these covenant violations had been cured and the Company was in compliance with all of the covenants of its debt instruments.

CASH FLOW DISCUSSION

Operating Activities

Net cash provided by operating activities amounted to $126.8 million for the year ended December 31, 2006 compared to $99.9 million for the year ended December 31, 2005.  The 2006 cash provided by operating activities resulted from $243.0 million of income before depreciation and amortization and non-cash items, partially offset by a net decrease in cash resulting from the purchase of feature film inventory and original programming licenses totaling $126.1 million, a decrease in cash resulting from an increase in deferred carriage fees of $8.8 million, and a decrease in cash resulting from a net decrease in current and non-current deferred carriage fees payable of $17.2 million included in other current and non-current liabilities, partially offset by an increase in cash resulting from a net change in other assets and liabilities totaling $35.9 million.

Net cash provided by operating activities amounted to $99.9 million for the year ended December 31, 2005 compared to $230.9 million for the year ended December 31, 2004.  The 2005 cash provided by operating activities resulted from $223.1 million of income before depreciation and amortization and non-cash items, partially offset by a net decrease in cash resulting from feature film inventory purchases totaling $107.4 million and a net decrease in cash resulting from an increase in deferred carriage fees, net of the related liabilities, of $35.9 million, and an increase in cash from net changes in other assets and liabilities totaling $20.1 million.  The increase in net deferred carriage fees arose primarily as one part of a series of multiple agreements entered into simultaneously with the settlement of the litigation between AMC and Time Warner Entertainment, L.P. in September 2005.

Net cash provided by operating activities amounted to $230.9 million for the year ended December 31, 2004.  The 2004 cash provided by operating activities resulted from $237.7 million of income before depreciation and amortization and non-cash items, partially offset by a net decrease in cash resulting from feature film inventory purchases totaling $75.9 million and a net increase in cash resulting from net changes in other assets and liabilities totaling $69.1 million.

Investing Activities

Net cash used in investing activities for the year ended December 31, 2006 was $5.2 million compared to $1.2 million for the year ended December 31, 2005.  The 2006 and 2005 investing activities consisted of capital expenditures.  The increase in capital expenditures in 2006 primarily relates to the purchase of technical equipment for cable television systems and DBS operators to migrate to and receive a digital feed from an analog feed for the transmission of our networks.

Net cash used in investing activities for the year ended December 31, 2004 was $153.0 million.  The 2004 investing activities consisted of advances to affiliates of $152.0 million and $1.0 million of capital expenditures.

Financing Activities

Net cash used in financing activities amounted to $261.7 million for the year ended December 31, 2006 compared to $26.1 million for the year ended December 31, 2005.  In 2006, financing activities consisted of capital distributions to our parent of $168.8 million, repayment of bank debt of $595.5 million from our previous credit facility and $28.0 million of borrowings made during the year under our existing credit facility, partially offset by the proceeds from borrowings under our new credit facility (as described below) of $538.0 million, the payment of deferred financing costs associated with our new credit facility of $5.5 million, and principal payments on capital leases of $1.8 million.

Net cash used in financing activities amounted to $26.1 million for the year ended December 31, 2005 compared to $2.6 million for the year ended December 31, 2004.  In 2005, the Company’s financing activities consisted of capital distributions to our parent of $20.0 million, repayment of bank debt of $4.5 million, and principal payments on capital leases of $1.6 million.

Net cash used in financing activities amounted to $2.6 million for the year ended December 31, 2004.  In 2004, the Company’s financing activities consisted of proceeds from financings of $1,366.4 million, net of financing fees amounting to $27.5 million, offset by capital distributions to our parent of $1,366.2 million and principal payments on capital leases of $2.9 million.

Contractual Obligations and Off Balance Sheet Commitments

The Company’s contractual obligations as of December 31, 2006, which consist primarily of our debt obligations, and the effect such obligations are expected to have on our liquidity and cash flow in future periods, are summarized in the following table:

	Payments Due by Period
	Total	Year 1	Years 2-3	Years 4-5	More than 5 years
	(dollars in thousands)
Off balance sheet arrangements:
Purchase obligations (1)	$248,645	$55,035	$42,361	$32,349	$118,900
Operating lease obligations (2)	1,757	964	619	174	—
	250,402	55,999	42,980	32,523	118,900
Contractual obligations reflected on the balance sheet:
Debt obligations (3)	1,310,000	—	50,000	75,000	1,185,000
Feature film obligations	404,268	98,992	145,731	77,515	82,030
Capital lease obligations (4)	19,468	1,676	3,072	3,072	11,648
Other obligations (5)	44,361	41,361	3,000	—	—
	1,778,097	142,029	201,803	155,587	1,278,678
Total	$2,028,499	$198,028	$244,783	$188,110	$1,397,579

See note 4 to our consolidated financial statements for a discussion of our long-term debt.  See note 5 to our consolidated financial statements for a discussion of our leases.  See note 1 to our consolidated financial statements for a discussion of our feature film obligations.

(1)             Purchase obligation amounts not reflected on the balance sheet consist primarily of (i) long-term feature film/production obligations, (ii) long-term transmission service commitments, and (iii) marketing commitments.

(2)             Operating lease commitments represent primarily future minimum payment obligations on various long-term, noncancelable leases for office space.

(3)             Includes future payments due on the Company’s (i) bank debt, (ii) senior notes, and (iii) senior subordinated notes (excludes interest payments).

(4)             Amount above reflects the face amount of capital lease obligations, including related interest.

(5)             Represents deferred carriage fees payable.

Interest Rate Risk

The Company’s July 2006 Credit Agreement is a variable rate instrument.  Accordingly, the Company is subject to interest rate volatility.

Related Party Transactions

On June 19, 2005, Cablevision received a proposal from the Dolan Family Group to acquire the outstanding, publicly-held interests in Cablevision following a pro-rata distribution to all Cablevision stockholders of Rainbow Media Holdings.  On October 24, 2005, Cablevision received a letter from the Dolan Family Group withdrawing the June 19, 2005 proposal.

On October 8, 2006, Cablevision received a proposal from the Dolan Family Group (the “Dolan Family Group Proposal”) to acquire, at a purchase price of $27.00 per share in cash, all of the outstanding shares of Cablevision’s common stock, except for the shares held by the Dolan Family Group.  The Dolan Family Group Proposal contemplated that substantially all of the purchase price would be funded by the incurrence of additional indebtedness by Cablevision, CSC Holdings, the Company and several other subsidiaries of Cablevision and CSC Holdings.

Cablevision’s Board of Directors appointed a special transaction committee (the “Committee”) of independent directors to review the proposal. The Committee retained Willkie Farr & Gallagher LLP, as its legal counsel, and Lehman Brothers Inc. and Morgan Stanley as financial advisors.

On January 12, 2007, the Committee received a letter from Charles F. Dolan and James L. Dolan, on behalf of members of the Dolan Family Group, outlining a revised proposal (the “Revised Proposal”) to acquire all of the outstanding shares of the common stock of Cablevision, except for the shares held by the Dolan Family Group, at a purchase price of $30.00 per share in cash.

On January 16, 2007, the Committee delivered a letter to Charles F. Dolan and James L. Dolan, rejecting the Revised Proposal as inadequate.  The Revised Proposal expired on January 17, 2007.  There can be no assurances that the Dolan Family Group will not propose, undertake or consummate a similar transaction in the future.

RECENTLY ISSUED ACCOUNTING PRONOUNCEMENTS NOT YET ADOPTED

In February 2007, the Financial Accounting Standards Board (“FASB”) issued SFAS No. 159, The Fair Value Option for Financial Assets and Financial Liabilities — Including an amendment of FASB Statement No. 115 (“Statement No. 159”).  Statement No. 159 permits entities to elect, at specified election dates, to measure eligible financial instruments and certain other items at fair value.  An entity shall report unrealized gains and losses on items for which the fair value option has been elected in earnings at each subsequent reporting date, and recognize upfront costs and fees related to those items in earnings as incurred.  Statement No. 159 is effective as of January 1, 2008 for the Company.  Early adoption is permitted, but an entity is prohibited from retrospectively applying Statement No. 159, unless it chooses early adoption of Statement No. 157 and Statement No. 159. Statement No. 159 also applies to eligible items existing at January 1, 2008 (or when the date of early adoption occurs).

In September 2006, the FASB issued SFAS No. 157, Fair Value Measurements (“Statement No. 157”). Statement No. 157 defines fair value, establishes a framework for measuring fair value in generally accepted accounting principles, and expands disclosures about fair value measurements. Under Statement No. 157, fair value refers to the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants in the market in which the reporting entity transacts.  It also clarifies the principle that fair value should be based on the assumptions market participants would use when pricing the asset or liability. This statement applies under other accounting pronouncements that require or permit fair value measurements.  Accordingly, this statement does not require any new fair value measurements, however, for some entities, the application of Statement No. 157 could change current practices.  Statement No. 157 will be effective for financial statements issued with fiscal years beginning after November 15, 2007, and interim periods within those fiscal years.  We have not yet determined the impact that the adoption of Statement No. 157 will have on our financial statements.

In June 2006, the FASB issued FASB Interpretation 48, Accounting for Uncertainty in Income Taxes - an interpretation of FASB Statement No. 109 (“FIN 48”).  This Interpretation clarifies the accounting for uncertainty in income taxes recognized in an enterprise’s financial statements in accordance with Statement of Financial Accounting Standards No. 109, Accounting for Income Taxes.  FIN 48 prescribes a recognition threshold and measurement attribute for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return.  Any change in the net assets and liabilities recognized as a result of applying the provisions of FIN 48 would be recorded as an adjustment to the opening balance of member’s deficiency.  FIN 48 is effective for fiscal years beginning after December 15, 2006.  We do not expect the adoption of FIN 48 to have a significant impact on our financial statements.

Rainbow National Services LLC and Subsidiaries
(Dollars in thousands)

SCHEDULE II
VALUATION AND QUALIFYING ACCOUNTS
(Dollars in thousands)

	Balance at Beginning of Period	Provision for Bad Debt	Recoveries	Balance at End of Period
Year Ended December 31, 2006
Allowance for doubtful accounts	$4,150	$—	$(84)	$4,066

Year Ended December 31, 2005
Allowance for doubtful accounts	$4,720	$10	$(580)	$4,150

Year Ended December 31, 2004
Allowance for doubtful accounts	$7,070	$—	$(2,350)	$4,720

During 2004, the Company recovered approximately $1,800 of trade receivables from a cable system operator that had previously been reserved.